Exhibit 10.6

ascentium CAPITAL

Your Application for Financing is Approved

Finance Agreement	Prepared For	Financing Provided By
2665534	**WS WEST LLC**	**Ascentium Capital LLC**
	11026 VENTURA BLVD STE 2	23970 HWY 59 N
Prepared On October 26, 2022	STUDIO CITY, CA 91604	Kingwood TX 77339

Enclosed is your Finance agreement. The below instructions will help you complete your documents:

- ✓ Include a copy of your driver's license (all signors).
- ✓ Include a copy of a voided business check in the borrower's name.
- ✓ Return completed cover page and documents by Email to VSR@AscentiumCapital.com or by Fax to 1-866-846-3680.

Please Complete Signor Information for SHARIQ KHAN

Cell Phone:	**416-419-1415**	Home Phone:	
Email:	**SHARIQ@PLANTX.COM**		
Federal Tax ID:			
Equipment Location: (Please update if incorrect)	**22625 S WESTERN AVE, TORRANCE, CA 90501** **Updated address:**		

INVOICE AMOUNT	INVOICE DETAILS
$0.00	**Advanced Payment Amount**
$495.00	**Processing Fee(s)**
$0.00	**Less Money Received**
$495.00	**TOTAL AMOUNT DUE AT SIGNING**

Ascentium Capital greatly appreciates your business. If you have any questions, please contact me.

Trace LaBarr
Phone: 713.634.4846
Email: TraceLaBarr@AscentiumCapital.com.

TERM: 60 CITY, CA 91604 BLVD STE 2, STUDIO DEBTOR(“you” or “your"): ADDRESS WS WEST LLC 11026 VENTURA PAYMENT SCHEDULE: 3 @ $99.00,57 @ $1,496.37 COLLATERAL: Items of personal property as generally described herein which Ascentium Capital LLC and Debior agree that a more detailed description of the property being financed shall be maintained by us among our books and records in whatever more detailed description of the property financed is received from the supplier of such property (the“Supplied’) and, absent manifest error, such detailed description shall be considered incorporated into this Equipment Finance Agreement and shall be provided to Debtor promptly upon request. Personal Property Description: TORR MODEL 140H to pay your debts, or you file or have filed against you a petition under the Bankruptcy Code, (iii) you breach any other obligation of yours contained in this EFA, (iv) you merge, consolidate with, or sell all or substantially all of your assets or a majority of your ownership interests to any third party without our prior written consent, or (v) any of the above events of default occur with respect to any guarantor . Upon your default, we may do any or all of the following : (a) terminate this EFA, (b) take possession of the Collateral ; you irrevocably waive any security required of us in the event we take possession of the Collateral and require you to deliver it to us at your expense to a location designated by us, (c) declare all sums due and to become due hereunder immediately due and payable, all future payments discounted at 3 % as calculated by us, (d) sell, dispose of, hold, or lease the Collateral and/or (e) exercise any other right ot remedy which may be available to us under applicable law . You shall reimburse us for all costs we incur in enforcing our rights induding our attorneys' fees and costs of repossession, repair, storage and remarketing of the Collateral . A waiver of default will not be a waiver of any other or subsequent default . General . This EFA shall be governed and construed under the laws of the State of California without reference to its principles of conflicts of laws . You consent to the non - exclusive jurisdiction of courts located in California in any action relating to this EFA . You waive any objection based on improper venue and/or forum non conviens and waive any right to a jury trial . Time is of the essence with respect to your obligations under ttiis Agreement . All of our rights and the indemnities in our favor under this EFA shall survive its termination . You agree to pay us interest on all past due amounts at the lower of 1.5% per month or the h '9 hest rate allowed by law. You shall have no right to assign or otherwise transfer this EFA or any of your obligations hereunder. We may assign this EFA, in whole or in part, without notice to you or your consent. You agree that our assignee will have the same rights and benefits that we have now under this EFA, but none of our obligations. You agree that the rights of our assignee will not be subject to any claims, defenses or set - offs that you may have against us. This EFA sets forth the entire understanding of the parties with respect to its subject matter and may only be amended in a writing duly executed by the party against whom enforcement of the amendment is sought. You agree, however, that we are authorized, without notice to you, to supply missing infomation or correct any misspellings or obvious errors in this EFA. You represent and warrant to us that all information conveyed to us in connection with this EFA and all related documents whether by you, a guarantor, a supplier or any other person, is true, accurate, complete and not misleading. This EFA may be executed in separate counterparts which together shall be the same instrument. You agree this EFA may be signed electronically pursuant to the Electronic Signatures in Global and NationalCommerce Act and other applicable law. All fees, including fees and finance charges in connection with any insurance we obtain for our benefit on the Collateral in accordance with this EFA, may not only cover our costs but may include a profit. You may not prepay this EFA without our prior written consent. If Debtor constitutes more than one person, the liability of each shall be joint and several. A copy of this EFA (whether delivered by facsimile, in in portable document format (PDF) or otherwise) shall be deemed an original for all purposes. Lender may acknowledge acceptance of this EFA in a subsequent communication signed by Lender. Any notice given hereunder shall be in writing and, if delivered by mail, deemed given two business days after being deposited with the US Postal Service, first class postage prepaid, and addressed to the Debtor at its address set forth above or to Lender at 23970 HWY 59 N, Kingwood, TX 77339 - 1535, or such other address given to the sender by written notice. You agree that by providing us with an email address or a telephone number for a cellular or wireless device, you expressly consent to receiving notices and other communications including voice and text messages from us at that number or email address, and this express consent applies to each such email address or telephone number that you provide to us now or in the future. Only the copy of this EFA marked as the “sole original" or similar language by us or our designee is the chattel paper original of this EFA. Agreement . Ascentium Capital LLC (“Lender ƒ , "we", ƒ us” or “our’) agrees to lend to Debtor and you agree to borrow from us an amount for the financing of the Collateral . Amounts received by us under this Equipment Finance Agreement (“EFA ƒ ) shall be applied as we determine . This EFA has an interim tern (“Interim Tern") and an initial tern ("Initial Term") . The foregoing collectively the “Tern" . The Interim Tern starts on the date we fund the purchase price of the Collateral . The Initial Tern starts on the billing date specfied by us (“Commencement Date") . You agree to pay us : (a) payments (each a "Payment’) shown above during each month of the Initial Tern ; the first Payment is due on the Commencement Date, and (b) all other amounts that become due under this EFA, including 1 / 30 th of a Payment for each day of the Interim Tern . You authorize us to adjust the Payment if the final cost of the Collateral or tax is different from that on which such Payment is based . Any amount not paid when due is subject to a late charge of the lower of 10 % of such amount or the highest amount allowed by law . Grant of Security Interest . You hereby grant to us a security interest in the Collateral and all proceeds to secure all of your obligations under this EFA . You irrevocably grant us the right to make such filings under the Uniform Commercial Code as we deem necessary . Disclaimer of Warranties and Claims . We make no representation or warranty as to any matter whatsoever including the merchantability or fitness for a particular purpose of the Collateral . This EFA is irrevocable . Your obligation to pay all amounts payable hereunder is absolute and unconditional and will not be subject to any reduction, setoff, defense, counterclaim, deferment or recoupment for any reason, including without limitation any defect, damage or unfitness of the Collateral . You acknowledge you selected the Collateral and the Supplier and your Supplier is not our agent nor are we their agent . I( the Collateral is unsatisfactory for any reason, your only remedy, if any, shall be against the Supplier and not against us . Collateral . You will use the Collateral for commercial purposes only and in compliance with law . You will not sell, transfer, assign or lease the Collateral or otherwise allow the Collateral to be used by anyone other than you . You will keep the Collateral free and clear from all liens and encumbrances . Titled Collateral will be titled and/or registered as we dire ¢ t . You will not modify or change location of the Collateral without our prior consent and allow us to inspect it upon our request . At your expense you will maintain the Collateral in good operating condition and repair . You are responsible for any damage or destruction of the Collateral . You will at our election repair the Collateral at your expense or pay to us all amounts then due and owing plus the total of all unpaid Payments for the Term discounted at 3% . You will indemnify and hold us, our members, managers and employees harmless from and against any daims, costs, expenses, damages and liabilities, in any way relating to the Collateral . Fees and Taxes . You agree to pay when due and to hold us harmless from all taxes, interest and penalties relating to this EFA and the Collateral (”Taxes”) and reimburse us for those Taxes we pay on your behalf . You agree to pay us documentation fees and all other fees we deem necessary . Insurance . During the Tern you will maintain insurance we specify on the Collateral . If you do not provide us satisfactory proof of insurance we may, but are not required to, have such insurance placed for the Term in such fom and amount as we deem reasonable to protect our interests . Such insurance will be for our sole benefit and not for your benefit, and your monthly payment pursuant to this EFA shall include a charge equal to (A) our premium expense for such insurance, which may higher than the premium you would pay if you placed such insurance independently, lus (B) an annualized finance charge not to exceed 15 % on our premium expense, lus (C) fees for billing and other administrative services with respect to such insurance in an amount not to exceed 57 . 00 per month . Default and Remedies . If any one of the following occurs, you will be in default : (i) you fail to pay any amount under this EFA when due, (ii) you cease doing business, admit your inability r obligation to perform our obligations under this EFA shall be subject to our satisfactory umentation package, as determined by us. By signing below Debtor hereby irrevocably r on behalf of Debtor. The person executing this EFA is authorized to do so, making this This EFA shall become elective upon Debtor's signature below, provided, however, that ou receipt of all conditions specified by us, including a complete and properly executed doc accepts the Collateral under the EFA and irrevocably authorizes Lender to pay the Supplie EFA the valid and binding act of the Debtor . O By: WS WEST LLC Debtor Name: SHARIQ KHAN, Chief Financial Officer Printed Name/Title: AUTHORIZATION FORACH PAYMENTS: Debtor authorizes Lender or Lender's successors and assigns to automatically initiate and make debit entry charges to Debtor's bank account indicated below for the payment of all amounts owed by Debtor from time to time under the EFA. This Authorization is to remain in effect during the Term of the EFA and Debtor acknowledges that a revocation of this authority shall be an event of default under the Agreement. Any incorrect charge will be corrected upon notification to Lender by either a credit or debit to Debtor's account. Business Acct Name: Bank Name: t ABANo: Account No: Printed Name and Title: IN‘ , Authorized Signature: ascentiurri” EQUIPMENT FINANCE AGREEMENT Agreement No. 2665534 Ascentium C - apítal LLC 23970 HWY 3V N icíngwood. TX 77339 - 1933

Corrected Data Data on your Application Information SHARIQ KHAN Your Legal Name Chief Financial Officer Business Title Home Address Date of Birth “* Date Signature .=• « ascentium CUSTOMER IDENTIFICATION PROGRAM No. 2665534 " .. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEWACCOUNT FOR: WS WEST LLC 11026 VENTURA BLVD STE 2 STUDIO CITY, GA 91604 Tax ID last 4 digits: 7623 To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means for you: When you open an account, we will ask for your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your drivers license or other identifying documents. Please: • Verify your legal name and business title. If the information presented is not correct, update it in the provided column. • Enter your home address and date of birth. • Sign and date the document.